Interim Financial Statements

Listing:

OTC-Bulletin Board – Symbol: “MMTIF”

Shares Issued: 46,700,937  SEC File No.: 0-26005

Toronto, Ontario:  June 25, 2003 – Micromem Technologies Inc. is pleased to present its unaudited interim financial statements for the six month period ended April 30, 2003, together with the Management’s Discussion & Analysis, which were filed with SEDAR today.  These documents may be viewed at www.sedar.com.

Information

For further information, please contact Mr. Joseph Fuda, C.E.O., at tel. 1-877-388-3930.  For information about Micromem please visit our web-site at: www.micromeminc.com.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking.  Forward-looking statements involve risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from those expressed.  These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company’s customers, competition and other factors discussed from time to time in the Company’s filings with the Securities & Exchange Commission.

No securities regulatory authority has approved or disapproved of this news release.